Exhibit 10.1

September 23, 2020

Ms. Linda Huber

[ADDRESS]

RE:Change of Employment Status and Release Agreement

Dear Linda:

This letter agreement (the “Agreement”) sets forth the terms and conditions of our agreement concerning the change of your employment status with MSCI Inc. (the “Company”). For purposes of this Agreement, “MSCI” shall mean the Company and any and all of its parents, subsidiaries and affiliate corporations, and its and their respective current and former directors, officers, employees, agents, managers, shareholders, predecessors, successors, assigns and other representatives. Reference is made in this Agreement to the Offer Letter between you and the Company, dated April 17, 2019 (your “Offer Letter”).

1.	Termination of Employment and Transition Period

Your employment with the Company will end on December 31, 2020 (the “Termination Date”). During the period commencing on the date of this Agreement and ending on the Termination Date (the “Transition Period”), you shall continue to perform such duties as assigned reasonably by the Company’s Chief Executive Officer, including those relating to the transition of your responsibilities to your successor. During the Transition Period, you will continue to receive your current base salary and you will continue to be eligible to participate in the health insurance and other benefit plans of MSCI in which you currently participate, subject in all cases to the discretion of MSCI to amend or terminate any or all of such plans or arrangements at any time and from time to time in accordance with the terms thereof.

2.	Payments and Benefits

You will be entitled to receive all wages and accrued vacation pay due and owing to you through the Termination Date in accordance with applicable law (collectively, the “Accrued Benefits”).

Additionally, in exchange for valid and timely execution and non-revocation of this Agreement and the waiver and release of claims set forth herein, the Company will provide you with the following (collectively, the “Separation Benefits”):

(1)

a separation payment of Two Million Five Hundred Fifty Thousand Dollars ($2,550,000) in a lump sum cash payment following the Termination Date, but no later than February 15, 2021 (the “Payment Date”), which represents the aggregate sum of the following amounts in accordance with your Offer Letter: (i) your annual base salary, (ii) your current annual target bonus opportunity under the MSCI Inc. Annual Incentive Plan (“AIP”) and (iii) your target AIP bonus for 2020;

(2)

a special payment in the amount of Six Thousand Six Hundred Ninety-Six Dollars ($6,696) to assist you to continue to pay for benefits that will otherwise end on the Termination Date (or, for medical, dental and/or vision coverage, the end of the applicable month during which the Termination Date occurs). This amount shall be in lieu of claims to continued medical, dental and/or vision coverage, except to the extent you are entitled to, and properly elect COBRA continuation coverage. Nothing in this Agreement shall limit the right of MSCI to amend, modify and/or terminate any benefit plan at any time in its sole discretion;

(3)

the unvested portion of your awards of restricted stock units (“RSUs”) and performance stock units (“PSUs”) that are outstanding under the MSCI Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”) as of the Termination Date, as set forth on Schedule A hereto(collectively, your “Existing Awards”), will be subject to the treatment set forth in Section 4(b) of each applicable award agreement under the Omnibus Plan evidencing your Existing Awards (each, an “Award Agreement”). Please refer to your Award Agreements for complete details of the terms of your Existing Awards and the treatment of your Existing Awards in connection with your change of employment status hereunder; and

(4)	outplacement services supplied by Right Management for six (6) months, which must commence no later than ninety (90) days after the Termination Date.

You acknowledge that the Separation Benefits are subject to any applicable tax withholding requirements. Except as described herein, all terms of your Existing Awards and any other equity-based awards or long-term incentive awards or other compensation that MSCI has awarded to you at any time on or prior to the date hereof, will remain unchanged, and will not be deemed to be modified by this Agreement in any way, and will continue to be subject to the terms and conditions set forth in the applicable Award Agreement and the Omnibus Plan or other plan or agreement governing such awards (including, for the avoidance of doubt, with respect to treatment upon a termination of employment). You agree to fully abide by any MSCI policies with respect to the sale or similar transactions in respect of equity securities of the Company and any window period or other restrictions that may apply or become applicable to you.

You acknowledge that, except for the Existing Awards set forth on Schedule A attached hereto, you do not hold, as of the Termination Date, any other equity, equity-based or other long-term incentive awards under the Omnibus Plan or any other incentive compensation plan, program or arrangement of  MSCI.

This Agreement is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and interpretive guidance promulgated thereunder (collectively, “Section 409A”), with respect to amounts subject thereto, and will be interpreted and construed consistent with that intent. For purposes of Section 409A, each payment in a series of installment payments provided under this Agreement will be treated as a separate payment. The Termination Date is intended to be your “separation from service” within the meaning of Section 409A. If any provision of this Agreement would fail to satisfy the requirements of Section 409A, the Company shall be permitted to reform this Agreement to maintain to the maximum extent practicable the original intent thereof without violating the requirements of Section 409A. The Company makes no representations that the payments provided under this Agreement comply with Section 409A and in no event will MSCI be liable for any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

You acknowledge and accept that remaining on payroll through the Termination Date and receipt of any and all benefits and compensation provided in this Agreement is contingent upon your remaining an employee in good standing and adhering to the terms of this Agreement, the MSCI Code of Conduct and all applicable MSCI policies through the Termination Date.

You understand and agree that the Separation Benefits provided to you under the terms of this Agreement are in addition to anything of value to which you are otherwise entitled. You represent, warrant and acknowledge that MSCI owes you no wages, commissions, bonuses, sick or other medical or disability- related pay, personal or other leave-of-absence pay, severance pay, notice pay, vacation pay, or other compensation or payments or forms of remuneration of any kind or nature, other than the Accrued Benefits.

You also understand and agree that all outstanding claims for expenses properly incurred in the performance of your duties must be submitted as soon as possible to MSCI but in no event later than two (2) weeks after the Termination Date.

Information will be sent to your home address about continuing your benefit coverage two to three weeks following the Termination Date. You will have sixty (60) days to elect COBRA coverage. You have the option to either port or convert your group life insurance that was provided through the Company as an active employee. Enclosed is a description of these options. If you would like to elect this coverage, please send an email to [EMAIL] within 31 days of the Termination Date. All inquiries about your benefits should be directed to [EMAIL].

3.	Release of Claims.

In exchange for providing you with the Separation Benefits, you agree to waive all claims against MSCI, and to release and forever discharge MSCI, to the fullest extent permitted by law, from any and all liability for any claims, rights or damages of any kind, whether known or unknown to you, that you may have against MSCI as of the date of your execution of this Agreement, arising under any applicable federal, state  or local law or ordinance, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Equal Pay Act, the Uniform Services Employment and Re-employment Rights Act, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act, the Occupational Safety and Health Act of 1970, the Sarbanes-Oxley Act of 2002, 18 U.S.C. §1514, Sections 748 (h)(i), 922 (h)(i) and 1057 of the Dodd- Frank Wall Street and Consumer Protection Act (the “Dodd Frank Act”), 7 U.S.C. §26(h), 15 U.S.C. §78u- 6(h)(i) and 12 U.S.C. §5567(a) but excluding from this release any right you may have to receive a monetary award from the Securities and Exchange Commission (“SEC”) as an SEC Whistleblower (pursuant to the bounty provision under Section 922(a)-(g) of the Dodd Frank Act, 7 U.S.C.. Sec. 26(a)-(g)), or directly from any other federal or state agency pursuant to a similar program; the New York State and City Human Rights Laws, New York Labor Act, New York Equal Pay Law, New York Civil Rights Law, and New York Worker Adjustment and Retraining Notification Act; California Fair Employment and Housing Act, California Labor Code, California Business and Professions Code, California Family Rights Act, and California Industrial Welfare Commission Wage Orders; Connecticut Fair Employment Practices Act, Connecticut  Equal Pay Law, Connecticut Age Discrimination and Employee Insurance Benefits Law, and Connecticut Family and Medical Leave Law; Illinois Human Rights Act, Illinois Wage Payment and Collection Act, Illinois Equal Pay Act, and Illinois Worker Adjustment and Retraining Notification Law; Maryland Fair Employment Practices Act, Maryland Wage and Hour Law, and Maryland Wage Payment and Collection Law; Massachusetts Fair Employment Practices Act, Massachusetts Equal Rights Act, Massachusetts Equal Pay Law, Massachusetts Age Discrimination Law, and Massachusetts Equal Rights for Elderly and Disabled Law; Michigan Elliott-Larsen Civil Rights Act, Michigan Persons with Disabilities Civil Rights Act, Michigan Payment of Wages and Fringe Benefits Act, and Michigan Minimum Wage Act; Oklahoma Anti-Discrimination Act, Oklahoma Equal Pay Act, Oklahoma Genetic Nondiscrimination in Employment Act, and Oklahoma Minimum Wage Act; Pennsylvania Human Relations Act; any other federal, state or local statute or constitutional provision governing employment; all tort, contract (express or implied), common law, and public policy claims of any type whatsoever; all claims for invasion of privacy, defamation, intentional infliction of emotional distress, promissory estoppels, fraud, negligent misrepresentation, injury to reputation, pain and suffering, constructive and wrongful discharge, retaliation, wages, monetary or equitable relief, vacation pay, grants or awards under any unvested and/or cancelled equity and/or incentive compensation plan or program, separation and/or severance pay under any separation or severance pay plan maintained by MSCI, any other employee fringe benefits plans, medical plans, or attorneys' fees; or any demand to seek discovery of any of the claims, rights or damages previously enumerated herein (collectively, the “Release of Claims”).

This Agreement is not intended to, and does not, release rights or claims that may arise after the date of your execution hereof, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement. To the extent any claim, charge, complaint or action covered by the Release of Claims is brought by you, for your benefit or on your behalf, you expressly waive any claim to any form of monetary or other damages, including attorneys’ fees and costs, or any other form of personal recovery or relief in connection with any such claim, charge, complaint or action. You further agree to dismiss with prejudice any pending civil lawsuit or arbitration covered by the Release of Claims. For purposes of this Agreement, “you” shall include your heirs, executors, administrators, attorneys, representatives, successors and assigns.

This Release of Claims does not waive any rights you may have been granted under the Certificate of Incorporation or Bylaws of the Company to be indemnified relating to your actions on behalf of MSCI in the scope of and during the course of your employment by the Company. Nor does anything in this Agreement impair your rights to vested retirement, pension or 401(k) benefits, if any, due you by virtue of your employment by the Company, or any elections, notices or benefits for which you are eligible as a separated employee of MSCI.

You have seven (7) calendar days from the date of your execution of this Agreement within which to revoke this Agreement (the “Agreement Revocation Period”). If you revoke this Agreement during the Agreement Revocation Period, the terms of this Agreement, including but not limited to, the waiver and release set forth in this Section 3 and your right to receive the Separation Benefits will be null and void and any payments will be forfeited in their entirety. Any revocation of this Agreement must be in writing, made during the Agreement Revocation Period and returned to the undersigned at the above address via certified U.S. Mail, Return Receipt Requested, with a required copy sent via email to [EMAIL] (with confirmation of receipt via telephone call to [PHONE]). In the event that you permissibly revoke this Agreement, you acknowledge that you will not be entitled to receive, and agree not to accept, any of the Separation Benefits. You agree that your acceptance of any of the Separation Benefits will constitute an acknowledgment that you did not revoke this Agreement.

4.	Release Reaffirmation

As a condition to receiving the Separation Benefits, you hereby agree to re-affirm the waiver and release of claims set forth in Section 3 of this Agreement on the Termination Date by executing and returning Schedule B hereto, to cover any claims arising after the date of your execution of this Agreement and on or prior to the Termination Date (the “Release Reaffirmation”). You may revoke the Release Reaffirmation within the seven (7) calendar day period commencing on the date you execute and deliver the Release Reaffirmation to the Company. Any such revocation must be in writing and returned to the undersigned at the above address via certified U.S. Mail, Return Receipt Requested, with a required copy sent via email to [EMAIL] (with confirmation of receipt via telephone call to [PHONE]). For the avoidance of doubt, any revocation of the Release Reaffirmation will revoke only the Release Reaffirmation made pursuant to this Section 4 with respect to claims arising after the date of your execution of this Agreement and on or prior to the Termination Date, and will not revoke your original execution of this

Agreement and the release included in Section 3. If you revoke the Release Reaffirmation, your right to receive the Separation Benefits will be null and void and any payments will be forfeited in their entirety.

5.	Confidentiality, Firm Property, Restrictive Covenants

You acknowledge that in the course of your employment with MSCI you have or may have acquired non-public privileged or confidential information and trade secrets concerning MSCI’s business, operations, legal matters and resolution or settlement thereof, internal investigations, customer and employee information and lists, hiring, staffing and compensation practices, studies and analyses, plans, funding, financing and methods of doing business whether in hard copy, electronic or other format (“Confidential and Proprietary Information”). You understand and agree that it would be damaging to MSCI if such Confidential and Proprietary Information were disclosed to any competitor of MSCI or any third party or person. You further understand and agree that all Confidential and Proprietary Information has been divulged to you in confidence, and unless expressly permitted under the “Exceptions” provision of this Agreement you agree to not disclose or cause or permit to be disclosed, directly or indirectly, any Confidential and Proprietary Information to any third party or person, and to keep all Confidential and Proprietary Information secret and confidential, without limitation in time. Unless expressly permitted under the “Exceptions” provision in this Agreement, your use of Confidential and Proprietary Information will stop immediately on the Termination Date. You will not remove Confidential and Proprietary Information from any MSCI facility or system in original, electronic or copied form. On the Termination Date, you will immediately deliver to the Company any Confidential and Proprietary Information in your possession or control. You will not at any time assert any claim of ownership or other property interest in any such Confidential and Proprietary Information. You will permit the Company to inspect any material to be removed from MSCI offices when you cease to work at any MSCI facility. You will not disclose, directly or indirectly, to any person or entity the contents, in whole or in part, of such Confidential and Proprietary Information. PLEASE UNDERSTAND THAT YOUR LEGAL OBLIGATION NOT TO USE OR DISCLOSE CONFIDENTIAL AND PROPRIETARY INFORMATION OF MSCI EXISTS WHETHER OR NOT YOU ENTER INTO THIS AGREEMENT.

You further agree to return, on the Termination Date, any MSCI equipment and property including, but not limited to, identification materials, computers, printers, facsimile machines, corporate credit cards, mobile telephones and wireless devices (e.g., any laptop, iPhone, tablet or similar devices) that you possess or control but that are not in MSCI’s offices.

During your employment with MSCI, you may have been instructed by the Legal and Compliance Department ("LCD") to preserve information, documents or other materials, whether in physical or electronic form, in connection with litigation, investigations, or proceedings. You acknowledge that you have taken all necessary steps to comply with any notices you received from LCD to preserve such information, documents or materials. Furthermore, you acknowledge that you have notified your supervisor or a member of LCD of the location of all such information, documents or materials currently in your possession.

Unless expressly permitted under the “Exceptions” provision in this Agreement, you also agree that you will not disclose, or cause or permit to be disclosed in any way, the terms of this Agreement, except to your legal representatives, your immediate family, your financial representatives or accountants, the taxing authorities, a governmental entity or law enforcement or if necessary for the purpose of enforcing this Agreement, provided that all such private parties to whom disclosure is permitted under this paragraph are  informed of the confidentiality provisions of this Agreement and agree to be bound thereby. You acknowledge that MSCI may publicly disclose this Agreement or its terms in regulatory filings or as otherwise required by applicable law, rule or regulation.

Unless you are reporting a possible violation of law to a governmental entity or law enforcement, making a disclosure that is protected under the whistleblower protection of applicable law and/or participating in a governmental investigation or unless otherwise prohibited by applicable law, you agree to give prompt notice to the Company in writing, addressed to the Company’s Office of the General Counsel, 7 World Trade Center, 250 Greenwich Street, New York NY 10007, with a required copy sent by email to [EMAIL] (with confirmation of receipt obtained via telephone call to [PHONE]), of any subpoena or judicial, administrative or regulatory inquiry or proceeding or lawsuit in which you are required or requested to disclose information relating to MSCI, prior to such disclosure. Such written notice must be given to the General Counsel within two (2) business days of your receipt of any such request or order so that MSCI may take whatever action it may deem necessary or appropriate to prevent such disclosure or testimony. You also agree that you will, within two (2) business days of your receipt, provide to the General Counsel by overnight delivery to the above address or such other address requested by the General Counsel, a copy of all legal papers and documents served upon you. Additionally, you agree that in the event you are served with such subpoena, court order, directive or other process, you will meet with the Company’s General Counsel or his or her designee in advance of giving such testimony or information, unless any such prior meeting requirement is prohibited by law.

You also agree that you will not (i) make any defamatory, false, negative, critical or disparaging statements (whether in writing or orally) about MSCI, or its business, strategic plans, products, practices, policies, or current or former personnel, (ii) publish statements (whether in writing or orally) that tend to portray any of the aforementioned persons, entities or matters in an unfavorable light or (iii) otherwise engage in any vilification of any of the aforementioned persons, entities or matters, in each case, without limitation in time, and in any medium (including, without limitation, verbally, in writing, in any books, articles, audiotape, podcast, videotape, internet forum, website, social media or otherwise), or otherwise to any third person or entity. Nothing in this paragraph is intended to limit in any way your ability to compete fairly with MSCI in the future or to confer in confidence with your legal representatives.  In addition, the Company agrees to inform and require the following senior management employees of the Company and members of the Board of Directors of the Company (the “Board”) not to (i) make any defamatory, false, negative, critical or disparaging statements (whether in writing or orally) about you, (ii) publish statements (whether in writing or orally) that tend to portray you in an unfavorable light or (iii) otherwise engage in any vilification of you, in each case, without limitation in time, and in any medium (including, without limitation, verbally, in writing, in any books, articles, audiotape, podcast, videotape, internet forum, website, social media or otherwise), or otherwise to any third person or entity:

•	[NAMES]
•	[NAMES]

You also agree that, unless you have prior written authorization from the Company, you will not disclose, participate in the disclosure, or allow disclosure of any information about MSCI or its present or former clients, executives, other employees, or Board members, or about legal matters involving MSCI and resolution or settlement thereof, or any aspects of your employment with MSCI or of the termination of such employment, to any reporter, author, producer or similar person or entity, or take any other action likely to result in such information being made available to the general public in any form, including, without limitation, books, articles or writings of any other kind, as well as film, videotape, television or other broadcasts, audio tape, electronic/Internet format or any other medium. You further agree that you will not use or take any action likely to result in the use of any of MSCI’s names or any abbreviation thereof in connection with any publication to the general public in any medium in a manner that suggests, directly or indirectly, endorsement by or a business connection to MSCI or appears to leverage the MSCI brand.

You acknowledge and agree to comply with the restrictive covenants (including, as applicable, with respect to non-competition, non-solicitation, non-hire and non-disparagement) set forth in your Award Agreements (collectively, the “Restrictive Covenants”). You further acknowledge that the Restrictive

Covenants and the confidentiality provisions herein are material terms of this Agreement. In the event you breach or threaten to breach any of the Restrictive Covenants or confidentiality provisions in this Agreement, you acknowledge that such breach or threatened breach shall cause irreparable harm to MSCI, entitling MSCI, at its option, to seek immediate injunctive relief from a court of competent jurisdiction, without waiver of any other rights or remedies available in a court of law or equity. Nothing in this paragraph is intended to limit in any way your ability to compete fairly with MSCI in the future or to confer in confidence with your legal representatives.

6.	Exceptions

This Agreement does not prohibit or restrict you from lawfully (A) communicating or cooperating with, providing relevant information to, or otherwise assisting or participating in an investigation by any governmental or regulatory body or official(s) or self-regulatory organization regarding a possible violation of any federal law relating to fraud or any rule or regulation of the SEC; (B) filing an administrative complaint with the Equal Employment Opportunity Commission, U.S. Department of Labor, National Labor Relations Board, or other federal, state or local agency responsible for administering fair employment, wage-hour, labor and other employment laws and regulations; (C) cooperating in an investigation, or responding to an inquiry from any such agency; (D) testifying, participating in, or otherwise assisting in an action or proceeding relating to a possible violation of any such law, rule or regulation; or (E) reporting a violation of law or making a disclosure that is protected under the whistleblower protections of applicable law. In addition, nothing in this Agreement precludes you from benefiting from class-wide injunctive relief awarded in any employment case brought by any governmental agency or private party, provided that such relief does not result in your receipt of any monetary benefit or equivalent thereof and you hereby acknowledge and agree that you are waiving any right to recover any monetary damages or any other form of personal relief in connection with any such action, investigation or proceeding. MSCI may not retaliate against you for any of these foregoing activities. You agree that you are not entitled to and will not accept any monetary award from MSCI or other relief from MSCI in connection with any such charge, report or investigation; provided, however, nothing in this Agreement or otherwise would require you to waive any monetary award or other payment that you might become entitled to from the SEC or any other governmental authority.

Notwithstanding anything in this Agreement to the contrary, pursuant to the Defend Trade Secrets Act of 2016, the parties acknowledge and agree that you shall not have criminal or civil liability under any Federal or state trade secret law for the disclosure of any trade secret that is made (a) (i) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by MSCI for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding; provided that you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order.

Any non-disclosure provision in this Agreement does not prohibit or restrict you or your attorneys from responding to any inquiry about this Agreement or its underlying facts and circumstances by the SEC, the Financial Industry Regulatory Authority or any other self-regulatory organization.

7.	Further Promises

In addition, you agree to cooperate with and assist MSCI in connection with any investigation, regulatory matter, lawsuit or arbitration in which MSCI is a subject, target or party and as to which you may have pertinent information. You agree to make yourself available for preparation for hearings, proceedings or litigation and for attendance at any pre-trial discovery and trial sessions. The Company agrees to make every reasonable effort to provide you with reasonable notice in the event your participation is required and the

Company agrees to reasonably attempt to schedule any required cooperation at times so that such cooperation does not unreasonably interfere with any of your professional or personal commitments of which you have informed the Company. The Company agrees to reimburse reasonable out-of-pocket costs incurred by you as the direct result of your participation, provided that such out-of-pocket costs are supported by appropriate documentation and have prior authorization of the Company. You further agree to perform all acts and execute any and all documents that may be necessary to carry out the provisions of this paragraph.

8.	Acknowledgements

By signing this Agreement, you acknowledge, represent and agree that:

(1)	You have carefully read this Agreement and have full understanding of all the terms of this Agreement;

(2)	You have executed this Agreement knowingly, voluntarily and free of any duress of coercion, and you consent to everything in it;

(3)

The Company has urged you to obtain the advice of an attorney or other representative of your choice, unrelated to MSCI, before executing this Agreement, and you acknowledge that you have had sufficient time and opportunity to do so;

(4)

You have been given all time periods required by law to consider this Agreement, including the 21-day period required by ADEA (“Twenty-One (21) Day Period”). You understand that you may execute this Agreement prior to the end of the Twenty One (21)-Day Period, but you agree and acknowledge that such execution will represent your knowing and voluntary waiver of your right to consider this Agreement for the full Twenty One (21)-Day Period;

(5)

You understand that you have seven (7) calendar days after the execution of this Agreement to revoke it and that this Agreement shall not become effective or enforceable until the revocation period has expired;

(6)	You have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to accept this Agreement, except for those set forth in this Agreement;

(7)	You acknowledge that this Agreement includes a release of all known and unknown claims to date; and

(8)	You agree that the provisions of this Agreement may not be amended, waived, changed or modified except by an instrument in writing signed by an authorized representative of the Company and by you.

BY SIGNING THIS AGREEMENT AND RELEASE YOU ACKNOWLEDGE THAT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING AND RELEASING ANY AND ALL RIGHTS YOU MAY HAVE AGAINST MSCI UP TO THE DATE OF YOUR EXECUTION OF THIS AGREEMENT UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, THE OLDER WORKERS BENEFIT PROTECTION ACT, AND ALL OTHER APPLICABLE DISCRIMINATION LAWS, STATUTES, ORDINANCES OR REGULATIONS.

9.	Miscellaneous

This Agreement (together with its exhibits) is the entire agreement between you and the Company, and supersedes any and all oral and written agreements between you and MSCI, on the topics covered herein (including your Offer Letter), except for any prior agreements and commitments on your part concerning confidential information, trade secrets, copyrights, patents or other intellectual property and the like, which shall continue in effect in accordance with their terms.

By offering and entering into this Agreement, neither you nor the Company admits any liability or wrongdoing toward the other whatsoever.

This Agreement may not be changed, except by a writing signed both by you and the Company specifically for that purpose.

This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York. If any portion of this Agreement should ever be determined to be unenforceable, the other provisions of this Agreement shall remain in full force and effect.

[Remainder of Page Left Intentionally Blank]

If you have any questions, please let me know. If these terms are acceptable, please sign and date the letter below and return it to me.

Sincerely,

/s/ Scott Crum

Scott Crum

Chief Human Resources Officer

AGREED AND ACCEPTED:

/s/ Linda S. Huber

Linda S. Huber

DATE: 05 October 2020

Schedule A

Existing Awards

Type of Award	Grant Date	Number of Units	Shares Outstanding[1]
Restricted Stock Units (RSUs)
RSU Award	May 6, 2019	1,586	1,057 Outstanding
RSU Award	May 6, 2019	2,203	All Outstanding
RSU Award	February 6, 2020	1,829	All Outstanding
Performance Stock Units (PSUs)
3-Year PSU Award	May 6, 2019	3,190	All Outstanding
3-Year PSU Award	May 6, 2019	5,742	All Outstanding
5-Year PSU Award	May 6, 2019	5,501	All Outstanding – Cancelled
3-Year PSU Award	February 6, 2020	2,989	All Outstanding
5-Year PSU Award	February 6, 2020	4,982	All Outstanding – Cancelled

1 Vesting of shares is subject to proration based on Termination Date. Termination prior to the second anniversary of the 5-year PSUs results in cancellation.

Schedule B

(To be executed and returned to the Company within five days of the Termination Date)

The releases and representations contained in Section 3 of the Agreement are ratified and confirmed with respect to any claims, acts or omissions through the date listed below.

ACCEPTED AND AGREED:
Linda Huber
Date: